UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2010

Macquarie CNL Global Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-158478	26-4386951
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 South Orange Avenue Orlando, Florida 32801

(Address of principal executive offices)

Registrant’s telephone number, including area code: (407) 650-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On August 12, 2010, Macquarie CNL Global Income Trust, Inc. (the “Company”) and Macquarie CNL Global Income Advisors, LLC (the “Advisor”) entered into a second amended and restated advisory agreement (the “Advisory Agreement”) for the purpose of restructuring fees to be paid to the Advisor for certain services. The Advisory Agreement, as now amended, reduced the investment services fee (the “Investment Services Fee”) to be paid to the Advisor by the Company or its operating partnership from (a) 3% to 1.85% of the purchase price in the case of real properties and (b) 2% to 1.85% of the funds advanced for loans or the amount invested in the case of other assets (except real properties or securities investments), for services in connection with the selection, evaluation, structure and purchase of assets. As previously provided in the Advisory Agreement, no Investment Services Fee may be paid to the Advisor in connection with the purchase of investments that are securities.

The Advisory Agreement, as now amended, also changed the disposition fee (the “Disposition Fee”) from 3% to 1% in the case of the sale of real properties and certain other assets. If our Advisor, its affiliates or related parties provide a substantial amount of services in connection with the sale of one or more assets (including the sale of all of our assets or the sale of our Company or a portion thereof), we will pay our advisor, its affiliates or related parties a Disposition Fee in an amount equal to (i) in the case of the sale of real property, the lesser of (A) one-half of a competitive real estate commission or (B) 1% of the sales price of such property or properties, (ii) in the case of the sale of any asset other than real property, loans or securities investments, 1% of the sales price of such Asset. The Disposition Fee in the case of the sale of any loan remains at 1% of the contract price of such loan. As previously provided in the Advisory Agreement, no Disposition Fee shall be paid to our Advisor in connection with our disposition of investments that are securities; however, we may pay usual and customary brokerage fees to an affiliate or related party of our Advisor, if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being sold.

Further, the amended Advisory Agreement, reduced from 8% to 6% the priority return that must be paid to investors before the Company may pay the Advisor as incentive fees (i) the subordinated share of net sales proceeds from sales of the Company’s assets, (ii) the subordinated incentive fee payable upon a liquidity event, and (iii) the performance fee payable upon the occurrence of a liquidity event or one or more sales of assets subsequent to the termination or non-renewal of the Advisory Agreement.

In addition, the Advisory Agreement, as now amended, provides that the Company will pay to the Advisor for services rendered in connection with the refinancing of any debt obligations of the Company or any of its subsidiaries a financing coordination fee equal to 1% of the gross amount of any such refinancing (the “Financing Coordination Fee”). Such Financing Coordination Fees are included in total operating expenses of the Company for purposes of calculating conformance to the Statement of Policy Regarding Real Estate Investment Trusts, as revised and adopted by the North American Securities Administrators Association on May 7, 2007 (the “NASAA REIT Guidelines”). Under the NASAA REIT Guidelines, the total operating expenses of the Company shall not exceed in any fiscal year the greater of 2% of the Company’s average invested assets or 25% of its net income for such year, unless the independent directors determine such excess is justified.

The amended Advisory Agreement also amends the definition of “Distribution” under Section 1 to clarify that such distributions include distributions by the Company of its own securities.

A conformed copy of the executed Advisory Agreement is included with this Report as Exhibit 10.1.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The Company’s Board of Directors approved a second amendment and restatement of the Company’s articles of incorporation (the “Second Amendment and Restatement of Articles of Incorporation”) pursuant to Section 2-603 of the Maryland General Corporation Law for the purpose of amending Section 4.6 of the articles of incorporation to reflect the revised disposition fee to be paid to the Advisor or its affiliates, to amend the definition of “Priority Return” under Section 1.5 of the articles of incorporation to reflect the return to investors required before the Advisor may be paid incentive fees, and to amend the definition of “Distributions” under Section 1.5 of the articles of incorporation to clarify that such distributions include distributions by the Company of its own securities. The balance of the fee restructuring did not necessitate any additional changes to the articles of incorporation. The effective date of the Second Amendment and Restatement of Articles of Incorporation will be August 13, 2010, the date it is being filed with the Maryland Department of Assessments and Taxation. A conformed copy of the Second Amendment and Restatement of Articles of Incorporation is included with this Report as Exhibit 3.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this report:

Exhibit No.	Description

3.1	Second Amendment and Restatement of Articles of Incorporation

10.1	Second Amended and Restated Advisory Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 13, 2010	MACQUARIE CNL GLOBAL INCOME TRUST, INC.

	By:	/s/ Curtis B. McWilliams
	Name:	Curtis B. McWilliams
	Title:	President

EXHIBIT INDEX

Exhibit No.	Description

3.1	Second Amendment and Restatement of Articles of Incorporation

10.1	Second Amended and Restated Advisory Agreement